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Exhibit 10.8

MDB CAPITAL GROUP, LLC
401 WILSHIRE BOULEVARD—SUITE 1020
SANTA MONICA CALIFORNIA 90401

February 29, 2004

VitaCube Systems Holdings, Inc.
480 South Holly Street
Denver, Colorado 80246

Ladies and Gentlemen:

        This is to confirm our agreement (the "Agreement") whereby VitaCube Systems Holdings, Inc., a Nevada corporation (the "Company") has agreed to engage MDB Capital Group, LLC, a California limited liability company (the "Finder"), to introduce the Company to prospective sources of capital.

        1.    Engagement and Compensation.

        (a)   The Company hereby authorizes Finder to introduce to the Company potential investors ("Investors") in connection with the Company's proposed sale of approximately $2,300,000 (the "Offering") of equity securities of the Company (the "Securities"), pursuant to the form of investor stock purchase agreement ("Stock Purchase Agreement") annexed as Exhibit A hereto. The Offering shall be made in accordance with Regulation D under the Securities Act of 1933, as amended, or another exemption from registration under applicable securities laws. The Offering will be subject to satisfaction of various conditions prior to the Investors making their investment, some of the conditions are currently set forth in the form of Stock Purchase Agreement, but are subject to further conditions as may be raised by the Investors and/or Finder during the offering period. All proceeds of the Offering will be wired or otherwise paid directly to the Company. It is contemplated that there will be only one closing. This Agreement may be terminated by the Company at any time, but the Company shall remain obligated to pay compensation to Finder and to indemnify Finder, as set forth herein.

        (b)   At closing of the Offering, the Company shall compensate the Finder for its locating Investors for the Offering by issuing to Finder (or its designees) a warrant to purchase shares of common stock, $.001 par value ("Common Stock") of the Company, exercisable for a period of five years from the date of closing and exercisable at a per share price of $.30. The number of shares that will be purchasable under the warrant will be not less than 2,000,000 shares, and this minimum number is subject to a proportionate upward adjustment for that number of securities sold in the Offering in excess of the Securities sold for $2,300,000. (For example, if the Company sells 7,666,666 shares of common stock at $.30, then the Finder will receive a warrant for 2,000,000 shares at $.30 per share. If the Company sells in excess of 7,666,666 shares of common stock, the number of shares underlying the warrant will be determined as follows: 2,000,000 times the actual number of shares sold in the Offering divided by 7,666,666). The warrant will be in Finder's customary form, and contain registration rights, cashless exercise and indemnification provisions customary for the Finder.

        (c)   If during the term of this Agreement or during the twenty four (24) month period immediately after the later of the termination of this Agreement or the Closing, any investment (other than in the Offering) is made in the Company or any of its affiliates ("Investment") by any person (or any affiliate thereof) first introduced to the Company by Finder (collectively "Sources") then the Company (i) shall pay to Finder a cash fee equal to 10 percent (10%) of the total gross proceeds received by the Company from the Sources and (ii) issue to Finder one or more warrants to purchase ten percent (10%) of the number of securities purchased by the Sources at the price paid by the Sources (the warrants shall be in a form substantially similar to the form of warrant referred to in

(b) above). The Company agrees that it will not engage in any transaction with a Source during the term of this Agreement or the twenty four (24) month period immediately after the later of the termination of this Agreement or the Closing, (other than the investment contemplated by the Offering or an investment which is from a Source for which the above compensation applies) without first paying the above compensation to Finder.

        (d)   Notwithstanding the provisions of Section 1(c), if any Source makes an Investment in an underwritten public offering of securities by the Company, an affiliate of the Company or selling security holder of the company by purchasing securities through the underwriter or any member of the selling group, and the Company and its affiliates or its security holders have not given the name of the Source to the underwriter or any member of the selling group, then the Finder will not be entitled to any fee therein set forth in respect of the Investment by the Source.

        (e)   The Company acknowledges that the name of any Source is confidential, proprietary information of the Finder, and the Company will not disclose the name of any Source to any third person without the written permission of the Finder, which may be withheld for any reason.

        2.    Expenses.    In addition to the compensation described above, the Company shall reimburse the Finder for the actual and reasonable out-of-pocket expenses incurred by the Finder in connection with the performance of its services hereunder; provided, however, that the Company shall not reimburse Finder for expenses in excess of $20,000. Notwithstanding the foregoing, the parties hereto recognize that during the course of the engagement, Finder's expenses may rise to exceed the above stated limit, and the parties agree to negotiate in good faith Finder's request for reimbursement of any amount of expenses in excess of $20,000.

        3.    Indemnity.    Because Finder will be acting on the Company's behalf, it is Finder's practice to receive indemnification. A copy of Finder's standard indemnification provisions is attached to this Agreement and is incorporated herein and made a part hereof.

        4.    Status as Independent Contractor.    The Finder shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties hereto, that the Finder and any individual or entity that the Finder shall employ in order to perform its services hereunder, shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time. The Company acknowledges that the Finder and/or its affiliates are in the business of providing financial and investment banking services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict the Finder in conducting such business with others, or in rendering such advice to others.

        5.    Representations and Warranties.

        (a)   Finder represents and warrants to, and covenants with, the Company that (i) Finder is duly licensed to perform the services contemplated by this Agreement in any jurisdiction where such license may be required, (ii) Finder shall not amend or supplement any investment information or purchase materials supplied by the Company without the prior written consent of the Company, and (iii) in performing services hereunder Finder shall comply with all applicable laws and regulations.

        (b)   The Company represents and warrants to Finder that (i) this Agreement has been duly authorized, executed and delivered by the Company, and, assuming due execution by Finder, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and (ii) the Company will comply, at its expense, with all applicable laws and regulations with respect to the Offering, including any applicable state "blue sky" laws.

        6.    Notices.    Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered or sent overnight by private courier service or when mailed by certified mail, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by either party in a notice given pursuant to this Section 6.

        7.    Miscellaneous.

        (a)   Finder will hold in confidence any confidential information that the Company provides to Finder pursuant to this Agreement. Notwithstanding the foregoing, Finder shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Finder; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Finder in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Finder by laws, rules or regulations. If Finder is requested or required to disclose any confidential information supplied to it by the Company, Finder shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

        (b)   This Agreement (i) may only be modified by a written instrument which is executed by both parties hereto, (ii) constitutes the entire agreement between the parties with respect to the subject matter hereof; provided, however, that all prior agreements, both written and oral, between the parties with respect to any other subject matter remain in full force and effect; and (iii) may not be assigned by either party without the written consent of the other; provided, however, that the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

        If the foregoing correctly sets forth the understanding between the Finder and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract. This Agreement may be executed in counterparts.

MDB CAPITAL GROUP, LLC
			By:	/s/ ANTHONY DIGIANDOMENICO
				Name:	Anthony DiGiandomenico
				Title:	Managing Member
AGREED AND ACCEPTED BY:
VITACUBE SYSTEMS HOLDINGS, INC.
By:	/s/ SANFORD D. GREENBERG
	Name:	Sanford Greenberg
	Title:	Chief Executive Officer

INDEMNIFICATION PROVISIONS

        VitaCube Systems Holdings, Inc. (the "Company") agrees to indemnify and hold harmless MDB Capital Group, LLC ("Finder") and its officers, directors, employees, managers, legal counsel, consultants, shareholders or members, agents, affiliates and controlling persons against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Finder is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Finder's performance of services for the Company, including, without limitation, any act or omission by Finder in connection with its acceptance of or the performance or non performance of its obligations under the agreement dated February    , 2004 between the Company and Finder to which these indemnification provisions are attached and form a part (the "Agreement"); provided, however, that the Company shall not be obligated to indemnify, defend or hold harmless Finder for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements suffered by or paid by Finder as a result of acts or omissions of Finder which have been made or not made in bad faith or which constitute willful misconduct or gross negligence.

        All references to Finder in these indemnification provisions shall be understood to include any and all of the indemnified parties in the first sentence of the first paragraph hereof. The indemnification provisions shall be in addition to any liability which the Company may otherwise have to Finder.

        If any action, suit, proceeding or investigation is commenced, as to which Finder proposes to demand indemnification (a "Claim"), it shall notify the Company promptly but in any event within 15 days from the time Finder has any knowledge of such action, suit, proceeding or investigation. If the Company so elects, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to Finder and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to Finder reasonably demonstrates to the Company, that having common counsel would present such counsel with a conflict of interest, then Finder may employ its own separate counsel (but not more than one firm of attorneys, and to the extent necessary, local counsel) to represent or defend it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, in any Claim in which the Company assumes the defense, the Finder shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense. If the Company shall fail to assume the defense of such claim or to employ counsel, reasonably satisfactory to Finder, Finder shall be entitled to employ its own counsel (but not more than one firm of attorneys, and to the extent necessary, local counsel) and the Company shall reimburse Finder for the reasonable fees and expenses of such counsel.

        The Company shall be liable for any settlement of any claim against Finder only if made with the Company's written consent. The Company shall not, without the prior written consent of Finder, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Finder of an unconditional release from all liability in respect of such claim. If the Company makes any indemnity payment hereunder this Agreement and thereafter a determination is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that the Company did not owe indemnity under this Agreement, Finder shall immediately repay all amounts paid pursuant to the indemnity provisions of this Agreement.

        In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Finder, on the other hand, shall contribute to the losses involved in such proportion as is appropriate to reflect (i) the relative benefits received by the Company, on the one hand, and Finder, on the other hand, (ii) the relative fault of the Company, on the one hand, and Finder, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, and (iii) the relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. Notwithstanding the foregoing, Finder shall not be obligated to contribute any amount hereunder that exceeds the amount of fees or the value of the equity compensation (valued on the date of final judgment) previously received by Finder pursuant to the Agreement.

        Neither termination nor completion of the engagement of Finder referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.

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  Exhibit 10.8